Calculation of Filing Fee Tables
S-8
SOL Strategies Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares not subject to outstanding awards	Other	992,922	$ 1.21	$ 1,201,435.62	0.0001381	$ 165.92
2	Equity	Common Shares subject to outstanding options	Other	2,915,323	$ 1.78	$ 5,189,274.94	0.0001381	$ 716.64
3	Equity	Common Shares	Other	52,064	$ 1.21	$ 62,997.44	0.0001381	$ 8.70
Total Offering Amounts:						$ 6,453,708.00		$ 891.26
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 891.26
Offering Note
[1]	Represents common shares, no par value, of SOL Strategies Inc. (the "Company") to be issued pursuant to future awards under the Company's Amended and Restated Omnibus Equity Incentive Plan (the "Plan"). Calculated in accordance with Rule 457(c) and (h) under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), based on the average of the high and low prices for the common shares reported on the Nasdaq Global Select Market on August 31, 2026, which was $1.21 per share. Pursuant to Rule 416(a) under the U.S. Securities Act, this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions, as provided in the Plan.

[2]	Represents common shares of the Company that may be issued upon the exercise of outstanding options granted under the Plan. Based on weighted average exercise price of CAD$2.47 of options granted under the Plan outstanding as of August 31, 2026. On August 31, 2026, the Bank of Canada average daily rate of exchange was $1.00 = CAD$1.3866. Pursuant to Rule 416(a) under the U.S. Securities Act, this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions, as provided in the Plan.

[3]	Represents 52,064 common shares of the Company that may be deemed to be "restricted securities" and/or "control securities" under the U.S. Securities Act and the rules and regulations promulgated thereunder that were issued, or are issuable, as applicable, to the Selling Shareholders identified in this registration statement on Form S-8 (the "Re-Sale Shares"). The proposed maximum price per Re-Sale Share is estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the U.S. Securities Act based on the average of the high and low prices for the common shares reported on the Nasdaq Global Select Market on August 31, 2026, which was $1.21 per share. Pursuant to Rule 416(a) under the U.S. Securities Act, this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions, as provided in the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources